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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Micron Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Notice of 2001 Annual Meeting of Shareholders

November 27, 2001

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation (the "Company"), will be held on November 27, 2001, at 9:00 a.m., Mountain Standard Time, at the Company's headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632, for the following purposes:

  1.
  To elect directors to serve for the ensuing year and until their successors are elected and qualified.

  2.
  To approve the 2001 Stock Option Plan with 10 million shares of Common Stock reserved for issuance thereunder.

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending August 29, 2002.

  4.
  To act upon a shareholder proposal regarding the nomination of candidates to the Company's Board of Directors, if properly presented at the meeting.

  5.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on September 28, 2001, are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, during ordinary business hours for the ten-day period ending immediately preceding the date of the meeting, at the Company's headquarters at 8000 South Federal Way, Boise, Idaho 83716-9632.

    Attendance at the Annual Meeting will be limited to shareholders and guests of the Company. Shareholders may be asked to furnish proof of ownership of the Company's Common Stock before being admitted to the meeting. Directions to the meeting's location accompany the Proxy Statement.

    To ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Alternatively, shareholders may vote by telephone or electronically via the Internet. Please refer to the instructions included with the proxy for additional details. Shareholders attending the meeting may vote in person even if they have already submitted their proxy.

                      By Order of the Board of Directors

                      Roderic W. Lewis
                       Vice President of Legal Affairs,
                      General Counsel & Corporate Secretary

Boise, Idaho
October 24, 2001

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

8000 South Federal Way
Boise, Idaho 83716-9632

PROXY STATEMENT

2001 ANNUAL MEETING OF SHAREHOLDERS

November 27, 2001

INFORMATION CONCERNING SOLICITATION AND VOTING

General

    The enclosed proxy is solicited on behalf of the Board of Directors of Micron Technology, Inc. (the "Company"), for use at the 2001 Annual Meeting of Shareholders to be held on November 27, 2001, at 9:00 a.m., Mountain Standard Time, or at any adjournment thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 2001 Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632. Directions to the Annual Meeting accompany this Proxy Statement. The Company's telephone number is (208) 368-4000.

    This Proxy Statement and enclosed proxy are first being mailed on or about October 24, 2001, to all shareholders entitled to vote at the meeting.

Record Date

    Shareholders of record at the close of business on September 28, 2001 (the "Record Date"), are entitled to notice of and to vote at the meeting.

Revocability of Proxy

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting in person or by delivering to the Company a written notice of revocation or another duly executed proxy bearing a date later than the earlier given proxy.

Solicitation

    The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by the Company's directors, officers and employees, without additional compensation, personally or by telephone, Internet or facsimile. The Company intends to use the services of Georgeson Shareholder, a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost to the Company will be approximately $10,000.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares

    The Company has one class of stock outstanding, Common Stock, $.10 par value per share (the "Common Stock"). At September 28, 2001, the Record Date, 598,814,884 shares of Common Stock were issued and outstanding.

Voting Rights and Required Vote

    Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each shareholder will be entitled to one vote for each share of the Company's Common Stock held at the Record Date for all matters, including the election of directors, unless cumulative voting for the election of directors is required. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company's Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" and, with respect to the election of directors, "WITHHOLD" or "DO NOT VOTE FOR," are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are tallied to determine the shareholders' decision with respect to the matter voted upon (the "Votes Cast"). Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

    The seven nominees for director receiving the highest number of Votes Cast will be elected, whether or not any one of them receives the vote of a majority of the Votes Cast. With respect to each other item of business, the "FOR" vote of a majority of the Votes Cast is required in order for each matter to be considered approved by the Shareholders. Abstentions and broker non-votes will not count as Votes Cast "FOR" any nominee or proposal.

    Cumulative voting for the election of directors shall not be required unless at least one shareholder has requested cumulative voting by written notice to the Secretary of the Company at least 15 days prior to the date of the meeting. If cumulative voting is required, every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than seven candidates. If cumulative voting is required, the persons authorized to vote shares represented by proxies shall have the authority and discretion to vote such shares cumulatively for any candidate or candidates for whom authority to vote has not been withheld.

Voting of Proxies

    The shares of the Company's Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. If no instructions are given, the shares will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR approval of the 2001 Stock Option Plan, (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for fiscal 2002, (iv) AGAINST the shareholder proposal and (v) in the discretion of the proxy holders for such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth security ownership information as of September 28, 2001, based on the most current information provided to the Company by the beneficial owners, available to the Company from its own records or provided in Securities and Exchange Commission ("SEC") filings made by the beneficial owners, for (i) persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Owned (1)	Right to Acquire (2)	Total	Percent of Class (3)
AXA (4) 1290 Avenue of the Americas New York, NY 10104	47,336,158	—	47,336,158	7.9%
FMR Corp. (5) 82 Devonshire Street Boston, MA 02109	89,623,706	—	89,623,706	14.97%
Texas Instruments Incorporated (6) 7839 Churchill Way M.S. 3999 Dallas, TX 75251	56,952,399	—	56,952,399	9.51%
Steven R. Appleton (7)	389,692	384,756	774,448	*
James W. Bagley	—	62,085	62,085	*
D. Mark Durcan (8)	50,177	382,000	432,177	*
Joel J. Kocher (9)	12,096	—	12,096	*
Roderic W. Lewis	22,344	368,554	390,898	*
Robert A. Lothrop (10)	85,994	62,085	148,079	*
Thomas T. Nicholson (11)	2,819,940	62,085	2,882,025	*
Michael W. Sadler	16,400	199,880	216,280	*
Don J. Simplot (12)	87,306	58,967	146,273	*
Gordon C. Smith (13)	1,196	26,000	27,196	*
Wilbur G. Stover, Jr. (14)	42,956	268,000	310,956	*
William P. Weber	73,848	20,000	93,848	*
All directors and executive officers as a group (15 persons)(15)	3,936,617	2,641,820	6,578,437	1.09%

*
Less than 1%

(1)
Excludes shares that may be acquired through the exercise of outstanding stock options.

(2)
Represents shares that an individual or entity has a right to acquire within 60 days of September 28, 2001.

(3)
For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity, but are not deemed to be outstanding for the purpose of calculating the Percent of Class of any other person or entity.

(4)
Includes 43,038,351 shares beneficially owned by Alliance Capital Management L.P.; 4,134,357 shares beneficially owned by AXA entities; and 163,450 shares beneficially owned by the Equitable Life Assurance Society of the United States. With respect to the total number of shares owned, AXA has the sole power to vote 16,230,304 shares, shared power to vote 17,621,621 shares, sole power to dispose 47,335,187 shares and shared power to dispose 971 shares. This information is based upon information dated as of September 30, 2001, provided to the Company by AXA.

(5)
Includes 75,491,067 shares beneficially owned by Fidelity Management & Research Company and FMR Co., Inc.; 9,231,833 shares beneficially owned by Fidelity Management Trust Company; and 4,900,806 shares beneficially owned by Fidelity International Limited. This information is based upon a letter dated October 1, 2001, provided to the Company by Fidelity Management & Research Company.

(6)
Pursuant to an agreement between Texas Instruments Incorporated ("TI") and the Company, TI has agreed that, subject to certain conditions, it will vote its shares of the Company's Common Stock in the same proportion (for, against and abstain) as votes cast by the other holders of the Company's Common Stock with respect to each matter submitted to the shareholders. The information regarding the number of shares owned by TI was confirmed by TI on September 24, 2001.

(7)
Includes 20,000 shares beneficially owned by Mesa L.P.

(8)
Includes 3,101 shares held by Mr. Durcan's spouse.

(9)
Mr. Kocher is the Chairman and Chief Executive Officer of Interland, Inc., a former subsidiary of the Company. Mr. Kocher no longer serves as an executive officer of the Company.

(10)
Includes 79,170 shares beneficially owned in joint tenancy with Mr. Lothrop's spouse and 848 shares beneficially owned by Mr. Lothrop's spouse.

(11)
Includes 200,000 shares beneficially owned by Blacks Creek Ltd. Partnership; 33,340 shares beneficially owned by Mr. Nicholson's spouse; 10,000 shares beneficially owned by MN II, Inc.; 8,000 shares beneficially owned by Mountain View Equipment Company; and 200 shares beneficially owned by Peregrine Fund.

(12)
Does not include shares beneficially owned by J.R. Simplot Company. Mr. Simplot may be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company because he is a shareholder and director of J.R. Simplot Company. J.R. Simplot Company beneficially owns 28,832,000 shares which include (i) 17,094,774 shares as to which J.R. Simplot Company has both voting and dispositive power, (ii) 2.5 million shares as to which J.R. Simplot Company has dispositive power, but not voting power, and (iii) 4,237,226 million shares as to which J.R. Simplot Company has voting power, but not dispositive power. The number of shares beneficially owned by J.R. Simplot Company excludes 190,000 shares held by the Simplot Foundation, the directors of which are directors or officers of J.R. Simplot Company. The information with regard to the J.R. Simplot Company was provided to the Company by J.R. Simplot Company on October 5, 2001.

(13)
All shares are held in the name of G.C. Smith, LLC.

(14)
Includes 3,900 shares held by Mr. Stover's minor children.

(15)
Does not include shares beneficially owned by J.R. Simplot Company (see footnote (12) above).

BUSINESS TO BE TRANSACTED

PROPOSAL 1. ELECTION OF DIRECTORS

Nominees

    The Company's Bylaws currently provide for seven directors and it is contemplated that a board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven nominees named below, all of whom are presently directors of the Company. If any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until such person's successor has been elected and qualified, except in the case of earlier resignation or removal. Officers are appointed annually by the Board of Directors and serve until their successors are duly chosen and qualified, except in case of earlier resignation or removal. The names of the seven nominees and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Served as a Director Since
Steven R. Appleton	41	Chairman, Chief Executive Officer and President of the Company	1994	(1)
James W. Bagley	62	Chairman and Chief Executive Officer of Lam Research Corporation	1997
Robert A. Lothrop	75	Retired, former Senior Vice President of J.R. Simplot Company	1994	(2)
Thomas T. Nicholson	65	Vice President and member of the Board of Directors of Honda of Seattle and Toyota of Seattle and Vice President of Mountain View Equipment Company	1980
Don J. Simplot	66	Director of J.R. Simplot Company	1982
Gordon C. Smith	72	Chairman and Chief Executive Officer of G.C. Smith, LLC	1990	(3)
William P. Weber	61	Retired, former Vice Chairman of Texas Instruments Incorporated	1998

(1)
Mr. Appleton also served as a member of the Board of Directors of the Company between April 1991 and July 1992.

(2)
Mr. Lothrop also served as a member of the Board of Directors of the Company between August 1986 and July 1992.

(3)
Mr. Smith also served as a member of the Board of Directors of the Company between February 1982 and February 1984.

    Set forth below are the principal occupations of the nominees for at least the past 5 years:

    Steven R. Appleton joined the Company in February 1983 and has served in various capacities with the Company and its subsidiaries. Mr. Appleton first became an officer of the Company in August 1989 and has served in various officer positions. From April 1991 until July 1992 and since May 1994, Mr. Appleton has served on the Company's Board of Directors. Since September 1994, Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Mr. Appleton holds a BA in Business Management from Boise State University.

    James W. Bagley became the Chairman and Chief Executive Officer of Lam Research Corporation ("Lam"), a supplier of semiconductor manufacturing equipment, in August 1997, upon consummation of a merger of OnTrak Systems, Inc. ("OnTrak"), a supplier of semiconductor manufacturing equipment, into Lam. From June 1996 to August 1997, Mr. Bagley served as the Chairman and Chief Executive Officer of OnTrak. Prior to joining OnTrak, Mr. Bagley was employed by Applied Materials, Inc., also a supplier of semiconductor manufacturing equipment, for 15 years in various senior management positions, including Chief Operating Officer and Vice Chairman of the Board. Mr. Bagley is a member of the Board of Directors of Teradyne, Inc. and Wind River Systems, Inc. He has served on the Company's Board of Directors since June 1997. Mr. Bagley holds a BS and MS in Electrical Engineering from Mississippi State University.

    Robert A. Lothrop served as Senior Vice President of J.R. Simplot Company, an agribusiness company, from January 1986 until his retirement in January 1991. From August 1986 until July 1992 and since May 1994, Mr. Lothrop has served on the Company's Board of Directors. Mr. Lothrop holds a BS in Engineering from the University of Idaho.

    Thomas T. Nicholson has served as Vice President and a member of the Board of Directors of Honda of Seattle and Toyota of Seattle since 1988. Mr. Nicholson has also served since May 2000 as Vice President of Mountain View Equipment Company and from 1982 to May 2000 served as President of Mountain View Equipment Company. He has served on the Company's Board of Directors since May 1980. Mr. Nicholson holds a BS in Agriculture from the University of Idaho.

    Don J. Simplot served as the President of Simplot Financial Corporation, a wholly-owned subsidiary of J.R. Simplot Company, from February 1985 until January 1992. Since 1955, Mr. Simplot has served in various capacities with J.R. Simplot Company, including Director. He is a member of the Board of Directors of IMPCO Technologies, Inc. Mr. Simplot has served on the Company's Board of Directors since February 1982.

    Gordon C. Smith has served as Chairman and Chief Executive Officer of G.C. Smith, LLC., a holding company for ranch operations and other investments, since May 2000. Mr. Smith served in various management positions from July 1980 until January 1992 for Simplot Financial Corporation, a wholly-owned subsidiary of the J.R. Simplot Company. From May 1988 until his retirement in March 1994, Mr. Smith served as the President and Chief Executive Officer of J.R. Simplot Company. From September 1996 until September 1999, he served as President of Wesmar, Inc., a food service company. From February 1982 until February 1984 and since September 1990, he has served on the Company's Board of Directors. Mr. Smith holds a BS in Accounting from Idaho State University.

    William P. Weber served in various capacities with TI, a semiconductor manufacturing company, and its subsidiaries from 1962 until April 1998. From December 1986 until December 1993 he served as the President of TI's worldwide semiconductor operations and from December 1993, until his retirement in April 1998, he served as Vice Chairman of TI. He is a member of the Board of Directors of Unigraphics Solutions, Inc. He has served on the Company's Board of Directors since July 1998. Mr. Weber holds a BS in Engineering from Lamar University and a MS in Engineering from Southern Methodist University.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended August 30, 2001, except in the following instances. Due to an administrative error, a timely report on SEC Form 4 (Statement of Changes in Beneficial Ownership) was not filed for two stock option transactions by Mr. Durcan's wife on May 8, 2001. A timely report on SEC Form 4 (Statement of Changes in Beneficial Ownership) was not filed by Mr. Kocher for stock transactions on October 25, 2000.

Certain Relationships and Related Transactions

    During fiscal 2001, Texas Instruments Incorporated ("TI") paid $222 thousand to the Company for memory products and service charges relating to the Company's acquisition of substantially all of TI's semiconductor memory operations on September 30, 1998 (the "Acquisition"). The Company paid $234 thousand to TI during fiscal 2001 pursuant to service contracts related to the Acquisition. TI owns more than 5% of the Company's outstanding Common Stock.

    During fiscal 2001, the Company paid $28.2 million to Lam Research Corporation for semiconductor manufacturing equipment and related services. Mr. Bagley is the Chairman and Chief Executive Officer of Lam Research Corporation.

    During fiscal 2001, and prior to Interland, Inc.'s divestiture of its personal computer business on May 31, 2001, and prior to the August 6, 2001, merger of Interland, Inc. and Micron Electronics, Inc., Interland, Inc. (formerly Micron Electronics, Inc.) received payments from the J.R. Simplot Company and its affiliates of $374 thousand for computer equipment and services. Mr. Simplot is a shareholder and director of the J.R. Simplot Company.

Board Meetings and Committees

    The Board of Directors of the Company held a total of six meetings during fiscal 2001. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

    The Audit Committee held five meetings during fiscal 2001. Messrs. Nicholson, Smith, and Weber served on the Audit Committee during all of fiscal 2001. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and system of internal accounting controls. See "Report of the Audit Committee of the Board of Directors."

    The Compensation Committee held one meeting during fiscal 2001. Messrs. Bagley, Lothrop and Nicholson served on the Compensation Committee during all of fiscal 2001. The Compensation Committee is primarily responsible for reviewing and approving the compensation for the Company's officers. See "Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation."

    During fiscal 2001, all incumbent directors other than Mr. Smith attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which they served. Mr. Smith attended 73% of the aggregate meetings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows all compensation earned by the Company's Chief Executive Officer during fiscal 2001 and the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001 and Joel J. Kocher, who would have been one of the Company's most highly compensated officers but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2001 (collectively, the "Named Executive Officers"), for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Options Granted (3)	All Other Compensation (4)
Steven R. Appleton Chairman, CEO & President	2001 2000 1999	$784,616 656,827 605,000	$39,137 2,541,793 1,481,605	250,000 250,000 250,000	$6,418 1,500 1,500
D. Mark Durcan CTO & Vice President of Research & Development	2001 2000 1999	353,077 322,260 302,500	38,653 1,851,284 276,472	200,000 200,000 180,000	6,418 1,500 1,500
Roderic W. Lewis Vice President of Legal Affairs, General Counsel & Corporate Secretary	2001 2000 1999	328,558 277,356 255,962	16,732 1,790,293 313,719	200,000 200,000 180,000	6,418 6,736 1,500
Michael W. Sadler Vice President of Sales	2001 2000 1999	328,558 263,856 200,115	26,328 798,840 54,695	250,000 140,000 120,000	6,418 1,500 1,500
Wilbur G. Stover, Jr. Vice President of Finance & CFO	2001 2000 1999	392,308 377,683 358,346	19,864 1,797,308 874,921	200,000 200,000 180,000	6,418 1,500 1,500

Joel J. Kocher (5) Chairman & CEO of Interland, Inc.	2001 2000 1999	420,577 450,000 448,077	26 351,855 255,768	— — —	43,498 267,807 3,670

(1)
Includes compensation deferred by the employee under the Company's 401(k) retirement plan.

(2)
Bonus amounts include profit sharing and, with respect to Mr. Durcan, bonuses for the filing and issuance of patents and the achievement of performance milestones and, with respect to Mr. Sadler, sales and marketing bonuses. Excluding Mr. Kocher, amounts for fiscal 2000 include executive bonuses earned for performance goals relating to fiscal 1997 and 2000. Excluding Mr. Kocher, amounts for fiscal 1999 include executive bonuses earned for performance goals relating to fiscal 1994, 1995, 1996 and 1997 and represent amounts that would have been payable in fiscal 1998 but were delayed until after the Company's first profitable quarter in fiscal 1999.

(3)
Includes options to purchase shares of the Company's Common Stock under the Company's 1994 Stock Option Plan. Option amounts for 1999 have been adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000.

(4)
Excluding Mr. Kocher, consists of: (i) Company contributions made on the named executive's behalf under the Company's 401(k) retirement plan; (ii) payments under the Company's time-off plan; and (iii) cash paid under the Company's sabbatical/longevity bonus program.

(5)
Mr. Kocher is the Chairman and CEO of Interland, Inc., a former subsidiary of the Company. Mr. Kocher no longer serves as an executive officer of the Company. Mr. Kocher's salary, bonus, options granted and all other compensation were determined by Interland, Inc.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on options to purchase the Company's Common Stock granted to the Named Executive Officers in fiscal 2001:

	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
			Exercise or Base Price Per Share (2)
Name	Options Granted (1)			Expiration Date
					5%	10%
Steven R. Appleton	250,000	1.23%	$78.31	09/01/2010	$12,312,578	$31,202,489
D. Mark Durcan	200,000.98		78.31	09/01/2010	9,850,062	24,961,991
Roderic W. Lewis	200,000.98		78.31	09/01/2010	9,850,062	24,961,991
Michael W. Sadler	200,000 50,000	.98 .25	78.31 42.68	09/01/2010 04/25/2011	9,850,062 1,342,061	24,961,991 3,401,046
Wilbur G. Stover, Jr.	200,000.98		78.31	09/01/2010	9,850,062	24,961,991

Joel J. Kocher (4)	—	—	—	—	—	—

(1)
Options vest 25% per year over a four year period.

(2)
All options were granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of the option grant.

(3)
Potential realizable value is based on an assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Potential realizable value is shown net of exercise price. The numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

(4)
Mr. Kocher is the Chairman and CEO of Interland, Inc., a former subsidiary of the Company. Mr. Kocher no longer serves as an executive officer of the Company. Mr. Kocher was not granted any options to purchase the Company's Common Stock in fiscal 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    The following table provides information regarding option exercises in fiscal 2001 by the Named Executive Officers and the value of such officers' unexercised options at August 30, 2001:

					Value of Unexercised In-The-Money Options at Fiscal Year-End (2)
			Number of Unexercised Options at Fiscal Year-End
	Number of Shares Acquired on Exercise
Name		Value Realized (1)	Exercisable (E) Unexercisable (U)		Exercisable (E) Unexercisable (U)
Steven R. Appleton	6,744	$118,357	209,756 639,500	(E) (U)	$2,790,468 4,320,035	(E) (U)
D. Mark Durcan	4,434	114,508	228,000 500,000	(E) (U)	3,353,558 3,179,352	(E) (U)
Roderic W. Lewis	—	—	214,554 498,000	(E) (U)	3,253,846 3,151,667	(E) (U)
Michael W. Sadler	14,676	479,574	87,640 448,240	(E) (U)	874,230 1,952,783	(E) (U)
Wilbur G. Stover, Jr.	66,000	1,167,999	110,000 504,000	(E) (U)	1,149,834 3,266,972	(E) (U)

Joel J. Kocher (3)	—	—	—		—

(1)
The Value Realized was calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise, regardless of whether the shares acquired on exercise were held or sold.

(2)
Represents the difference between the exercise price of the options and $36.73, the closing price of the Company's Common Stock on August 30, 2001.

(3)
Mr. Kocher is the Chairman and CEO of Interland, Inc., a former subsidiary of the Company. Mr. Kocher no longer serves as an executive officer of the Company. Mr. Kocher has not been granted any options to purchase the Company's Common Stock.

Compensation of Directors

    Directors who are employees of the Company receive no additional or special remuneration for their service as directors. Directors who are not employees of the Company are entitled to receive an annual retainer of $50,000. Pursuant to the Company's 1998 Non-Employee Directors Stock Incentive Plan ("DSIP"), non-employee directors may elect to take some or all of their annual retainer in the form of cash, shares of Common Stock or deferred rights to receive Common Stock upon termination as a director. As of September 28, 2001, each of Messrs. Bagley, Lothrop and Nicholson had deferred rights to receive 4,085 shares of Common Stock under the DSIP and Mr. Simplot had deferred rights to receive 967 shares of Common Stock. The Company also reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors do not receive any additional or special remuneration for their service on any of the committees established by the Board of Directors.

    In June 1997, the Board of Directors amended the Company's 1994 Stock Option Plan (the "1994 Plan") to allow directors to participate in the 1994 Plan and approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later to occur of the date of their appointment to the Board or June 30, 1997, the date on which resolutions approving the program were passed by the Board of Directors, and (ii) each year thereafter, an option to purchase 3,000 shares of the Company's Common Stock. In September 2000, the amount of the annual option grant was increased to 10,000 shares beginning with the fiscal 2001 grant. The options granted to the non-employee directors are fully vested on the date of grant and have an exercise price equal to the fair market value at the date of grant. As of September 28, 2001, each of Messrs. Bagley, Lothrop, Nicholson and Simplot had options outstanding to purchase 58,000 shares at a weighted average exercise price of $31.67 per share. Mr. Weber had options outstanding to purchase 20,000 shares at a weighted average exercise price of $49.71. Mr. Smith had options outstanding to purchase 26,000 shares at a weighted average exercise price of $47.46 per share.

    Mr. Lothrop has entered into an agreement with the Company pursuant to which his receipt of the director fees he earned prior to January 1999 is deferred until the first business day of the calendar year in which he no longer serves as a director of the Company. Deferred amounts, in the case of his termination of service as a director, are paid in five annual installments. In the event of death, the balance then owed is paid in a single sum as soon as practicable following his death. All amounts deferred are recorded as a liability in the records of the Company. Such amounts accrue interest monthly at a rate equal to the Company's average investment portfolio yield for such month.

Termination of Employment Agreements and Change in Control Arrangement

  Severance Agreements

    The Company has entered into Severance Agreements with each of the Company's Named Executive Officers and certain other officers of the Company relating to termination of employment or status as an officer of the Company and compensation upon such termination. The Severance Agreements allow either the Company or the officer to terminate the officer's employment with the Company or the officer's status as an officer of the Company, for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing to the other party. The Severance Agreements generally provide a six month "Transition Period" which begins upon termination of the officer's employment with the Company or status as an officer of the Company. Provided the officer complies with the noncompetition and other terms of the Severance Agreement, the officer is entitled to receive compensation during the Transition Period equivalent to all benefits customarily provided to such officer while employed including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to the Company's practices and plans with respect to the officer's benefits and compensation in effect as of the date of the officer's date of termination of employment or status as an officer ("Termination Date"). However, such terminated officers are not entitled to any new grants of interest in future executive bonus pools, any new grants of stock options, and payment of any compensation that would be deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date.

  Change in Control Arrangement

    On October 31, 1988, the Company's Board of Directors adopted an arrangement whereby, upon any change in control of the Company, all unvested shares and options shall vest, and all unpaid bonuses subject to installments shall be immediately due and payable. "Change in Control" is defined under this arrangement to mean the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the Common Stock of the Company then outstanding.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports by the Audit and Compensation Committees of the Board of Directors and the performance graph set forth herein shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    During fiscal 2000, the Audit Committee of the Board of Directors (the "Audit Committee") developed an updated charter for the Audit Committee, which was approved by the full Board on March 29, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations and New York Stock Exchange rules, is reproduced in Appendix A to this proxy statement. The members of the Audit Committee are independent as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

    In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee discussed the statements with both management and the independent accountants. The Audit Committee's review included discussion with the independent accountants about matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    With respect to the Company's independent accountants, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP provided to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. The Audit Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers' independence.

    Fees charged to the Company for services performed by PricewaterhouseCoopers LLP for fiscal 2001 were as follows in millions:

	Micron Technology, Inc.	Interland, Inc.*	Total
Audit fees	$1.1	$0.3	$1.4
Financial information systems design and implementation fees	18.0	—	18.0
All other fees	1.3	0.8	2.1

TOTAL	$20.4	$1.1	$21.5

*
Amounts listed for Interland, Inc. are through August 6, 2001, the date on which Micron Electronics, Inc. ("MEI") completed a merger with Interland, Inc. Upon completion of the merger, MEI changed its name to Interland, Inc. ("Interland"). As a result of the merger, Interland's results are no longer consolidated with the Company's.

    On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for fiscal 2001.

    While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. Similarly, it is the responsibility of the independent accountants, and not the Audit Committee, to conduct the audit and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

    Audit Committee of the Board of Directors,

                      Thomas T. Nicholson
                      Gordon C. Smith
                      William P. Weber

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REGARDING EXECUTIVE COMPENSATION

Compensation Committee

    This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Messrs. Bagley, Lothrop and Nicholson serve as members of the Compensation Committee. The Compensation Committee meets at least annually or more frequently as the Company's Board of Directors may request. During fiscal 2001, the Compensation Committee met one time. The Compensation Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, stock option grants and other compensation, of the Company's executive officers. Compensation for the Company's executive officers for fiscal 2001, including base salary, performance bonuses, stock option grants, and other compensation, were determined by the Compensation Committee and reviewed and approved by the Company's Board of Directors.

Executive Officer Compensation

    The executive officer compensation programs utilized by the Company are described below for the purpose of providing a general understanding of the various components of executive officer compensation. These executive officer compensation programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company and its subsidiaries. The various components of the executive officer compensation programs used by the Company are, in most cases, the same as those made available generally to employees of the Company and its subsidiaries. The following is a summary of the executive officer compensation programs:

  Cash Compensation

    Base Salary.  Base salaries are established primarily upon an evaluation of the executive officer's position and contributions to the Company, including (i) individual performance, (ii) level of responsibility, (iii) technical expertise, (iv) Company performance, (v) length of service and (vi) industry compensation levels.

    Company Performance Bonuses.  Cash bonuses to executive officers are intended to reward executive officers for the Company's financial performance during each fiscal year. Accordingly, bonuses are determined based on performance criteria established at the beginning of each fiscal year formulated primarily as a percentage of the Company's profits at the end of the fiscal year. Performance bonus percentages are established according to a subjective analysis of each executive officer's contribution to the Company according to the same criteria utilized to determine base salary. Bonuses and profits are based on the results of the Company's semiconductor operations. No performance bonuses were earned for fiscal 2001 as a result of the Company's financial performance for such period.

    Profit Sharing.  The Company distributes ten percent (10%) of the Company's quarterly after-tax profits (determined on an unconsolidated basis) to eligible employees of the Company.

    Incentive Bonuses.  From time to time, incentive cash bonuses are approved for payment to employees, including executive officers, for the achievement of milestones, the completion of projects identified as contributing substantially to the Company's success and the attainment of technological advances.

  Equity Compensation

    In order to provide incentive to the executive officers and employees of the Company related to long-term growth in the value of the Company's Common Stock, the Company issues incentive stock options and nonstatutory stock options to such persons under the Company's (i) 1994 Stock Option Plan, (ii) Nonstatutory Stock Option Plan, (iii) 1997 Nonstatutory Stock Option Plan and (iv) 1998 Nonstatutory

Stock Option Plan (collectively, the "Stock Plans"). The determination of who receives stock options under the Stock Plans and the number of stock options granted to each such recipient is based upon the same criteria utilized to determine base salary.

  Other Compensation

    In addition to cash and equity compensation programs, the executive officers participate in various other employee benefit plans, including, but not limited to, a time-off plan. Under the time-off plan, all employees of the Company, including executive officers, are allowed to accumulate a predetermined nondiscriminatory number of hours for vacation, holiday, sick time, emergencies and personal needs. Executive officer participation in various professional organizations and associations may also be funded by the Company.

  Payment/Exercise Restrictions

    In an effort to encourage employees and executive officers to remain employed by the Company and to promote Company performance, many compensation programs for employees and executive officers contain provisions which subject the payment or realization of benefits under such programs to certain conditions. Examples of these conditions include: (i) the Company is profitable in the fiscal quarter immediately prior to payment or the payment is deferred until after the Company has a profitable quarter; (ii) the individual is employed by the Company or a subsidiary of the Company at the time of payment (regardless of the fiscal year results for which the payment is attributable); and (iii) certification, by the Compensation Committee for executive officer bonuses and by management for other bonuses, that any relevant goals were achieved. Likewise, stock options granted to employees and executive officers typically have a term of ten years and vest twenty-five percent (25%) each year for a period of four years from the date of grant.

CEO Compensation

    Steven R. Appleton's annual base salary was set at $800,000 in July 2000 and was based primarily on Mr. Appleton's overall and anticipated performance, the Company's performance and the Committee's assessment of the compensation practices of other semiconductor manufacturing companies. This was the first increase in Mr. Appleton's salary since July 1997. Mr. Appleton did not earn any cash bonus payments pursuant to Company Performance Bonuses for fiscal 2001.

    In fiscal 2001, Mr. Appleton was granted options to purchase 250,000 shares. The Company granted stock options to other executive officers at the same time. The Committee did not have a plan pursuant to which a predetermined number of stock options were allocated to Mr. Appleton. The actual number of the stock options granted to Mr. Appleton was based upon subjective and objective factors, such as his individual performance, his position in the Company relative to the other executive officers who received option grants on the same date, the Company's overall performance, his length of service with the Company, his past contributions to the success of the Company, his expected contributions to the future success of the Company and industry practices.

    Compensation Committee of the Board of Directors,

                      James W. Bagley
                      Robert A. Lothrop
                      Thomas T. Nicholson

Compensation Committee Interlocks and Insider Participation

    During fiscal 2001, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries.

PERFORMANCE GRAPH

    The following graph illustrates a five-year comparison of cumulative total returns for the Company's Common Stock, the S&P 500 Composite Index and the S&P Electronics (Semiconductors) Index from August 31, 1996, through August 31, 2001.

    Note: Management cautions that the stock price performance information shown in the graph below is provided as of fiscal year-end and may not be indicative of current stock price levels or future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MICRON TECHNOLOGY, INC., THE S&P 500 INDEX
AND THE S&P ELECTRONICS (SEMICONDUCTORS) INDEX

* $100 INVESTED ON 8/31/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING AUGUST 31.

The Company operates on a 52/53 week fiscal year which ends on the Thursday closest to August 31. Accordingly, the last trading day of the Company's fiscal year varies. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming an August 31 year-end. The performance graph assumes $100 invested on August 31, 1996, in Common Stock of Micron Technology, Inc., the S&P 500 Composite Index, and the S&P Electronics (Semiconductors) Index. Any dividends paid during the period presented are assumed to be reinvested. The performance was plotted using the following data:

  Performance Graph Data

	1996	1997	1998	1999	2000	2001
Micron Technology, Inc.	$100	$196	$100	$329	$716	$331
S&P 500	100	141	152	213	247	187
S&P Electronics (Semiconductors)	100	210	145	378	654	260

PROPOSAL 2. APPROVAL OF 2001 STOCK OPTION PLAN

    On September 11, 2001, the Board of Directors adopted the Micron Technology, Inc. 2001 Stock Option Plan (the "2001 Option Plan"), subject to approval of the 2001 Option Plan by the shareholders at the Annual Meeting. The 2001 Option Plan was effective as of September 11, 2001, the date of its adoption by the Board. The Company has reserved 10,000,000 shares of the authorized but unissued shares of Common Stock for issuance upon the grant or exercise of options pursuant to the 2001 Option Plan.

    A summary of the 2001 Option Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2001 Option Plan, which is attached hereto as Appendix B.

Purpose

    The purpose of the 2001 Option Plan is to align employee and shareholder long-term interest and to enable the Company to attract, motivate and retain experienced and qualified personnel for positions of substantial responsibility. Assuming approval of 2001 Option Plan, the 10,000,000 total shares reserved for issuance under the 2001 Option Plan will represent approximately 1.67% of the Company's Common Stock outstanding as of the Record Date. Only persons who are officers, employees, consultants or directors of the Company will be eligible to participate in, and to receive options under, the 2001 Option Plan. As of September 28, 2001, there were approximately 12,000 persons (including all current executive officers) eligible to participate in the 2001 Option Plan.

Administration

    The 2001 Option Plan will be administered by a committee of the Board of Directors of the Company (the "Committee"), or at the discretion of the Board from time to time, by the Board. During any time that the Board is acting as administrator of the 2001 Option Plan, it shall have all the powers of the Committee thereunder. In addition, the Board or the Committee may expressly delegate to a special committee some or all of the Committee's authority with respect to option grants to those eligible participants who, at the time of grant are not, and are not anticipated to be become, executive officers of the Company subject to the restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

    The Committee has the discretion to select the employees, directors, and consultants to whom options may be granted (each an "Optionee"), to determine the number of shares granted under each option, to approve forms of option agreements for use under the 2001 Option Plan, to determine the terms and conditions of each award (including, among other things, the exercise price, vesting provisions, and forfeiture restrictions), to interpret the terms of the 2001 Option Plan and awards granted under the 2001 Option Plan, to make rules and regulations relating to the 2001 Option Plan, and to make all other determinations which it deems necessary or advisable in the administration of the 2001 Option Plan. The Committee, in its discretion, may accelerate the vesting of any option and amend or modify any option provided such amendment does not impair the rights of any Optionee unless mutually agreed otherwise by the Optionee and Committee. Options granted under the 2001 Option Plan will be evidenced by an agreement between the Company and the Optionee, containing the specific terms and conditions of each option.

Shares Available for Options under the 2001 Option Plan

    Subject to adjustment as provided in the 2001 Option Plan, the aggregate number of shares of Common Stock reserved and available for grant upon the exercise of options is 10,000,000 shares. An Optionee may be granted more than one option under the 2001 Option Plan, but no person will be granted options to purchase more than 2,000,000 shares during any fiscal year. The purchase price per share payable by an Optionee upon exercise of each option intended to qualify as performance-based compensation under Section 162(m) of the Code will be equal to the fair market value of the Company's Common Stock on the date of grant.

Terms of Options

    The 2001 Option Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Code and nonstatutory stock options ("NSOs"). Options granted to consultants and outside directors will be NSOs and options granted to employees may be either ISOs or NSOs. The purchase price per share payable by an Optionee upon the exercise of each NSO granted under the 2001 Option Plan will be determined by the Committee. The purchase price per share payable by an Optionee upon exercise of each ISO granted under the 2001 Option Plan will be equal to the fair market value of the Company's Common Stock on the date of the grant. The fair market value of the Common Stock on a given date will be the closing price of the Common Stock on the New York Stock Exchange (or such other national securities exchange or national market system on which the Common Stock is primarily traded) on the last market trading day prior to the day of determination, as reported by Bloomberg, L.L.P., or such other source as the Committee deems reliable. Where there is no public market for the Common Stock, the fair market value per share will be determined by the Committee in its discretion.

    The exercise price of an option granted under the 2001 Option Plan may be paid in cash, check, promissory note, a reduction in the amount of any Company liability to the Optionee, in shares of the Company's Common Stock, through a broker-assisted cashless exercise program adopted by the Company, or in any combination thereof, as determined by the Committee.

    Unless otherwise determined by the Committee, if an Optionee's employment with the Company is terminated for any reason, options exercisable as of the date of termination may be exercised for a period of 30 days following such date (or 12 months if such termination is because of the Optionee's death or disability). Unless otherwise provided, options not yet exercisable terminate immediately upon the date of the termination. The Committee may accelerate the vesting of options upon such terms and conditions as it may determine.

    Unless otherwise determined by the Committee with respect to NSOs, options granted under the 2001 Option Plan cannot be assigned, transferred, pledged, or otherwise encumbered in any way, except in the event of the death of an Optionee, by the Optionee's will, or by the applicable laws of descent or distribution. Options granted under the 2001 Option Plan may be exercised during an Optionee's lifetime only by the Optionee. In the event of the death of an Optionee, the exercisable portion of the Option at the time of death may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option) by the Optionee's estate or by a person who acquired the right to exercise the Option at the date of death.

Adjustments upon Change in Capitalization; Corporate Transaction

    In the event of a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the authorization limits under the 2001 Option Plan (including the number of shares reserved for issuance and the annual grant limits) will be adjusted proportionately, and the Committee may adjust options to preserve the benefits or potential benefits of the options. Action by the Committee may include adjustment of the number and kind of shares which may be delivered, adjustment of the number and kind of shares subject to outstanding options, adjustment to the exercise price of outstanding options, and such other adjustments that the Committee deems equitable. In addition, in connection with any merger, sale of substantially all of the assets of the Company, or similar corporate transaction that requires approval of the Company's shareholders, other than in a Change in Control (as defined in the 2001 Option Plan), each outstanding option may be assumed or an equivalent option substituted by a successor corporation or a parent or subsidiary of the successor corporation. In lieu of such assumption or substitution, or if the successor corporation does not assume the options or substitute substantially equivalent options, the outstanding options will vest in full and become immediately exercisable for a period of thirty days and will expire at the end of such period. The Board or the Committee may determine that the options will be settled in cash instead of stock upon consummation of such corporate transaction.

Amendment and Termination of the 2001 Option Plan

    The 2001 Option Plan was effective upon the adoption by the Company's Board of Directors and will terminate on September 11, 2011, unless earlier terminated by the Board. The Board may, at any time, terminate, amend or modify the 2001 Option Plan without shareholder approval; provided, however, that the Board may condition any amendment on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the 2001 Option Plan may adversely affect any option previously granted under the 2001 Option Plan, without the written consent of the Optionee.

Federal Income Tax Consequences

    The following discussion is a summary of the U.S. federal income tax provisions relating to the grant and exercise of awards under the plan and the subsequent sale of common stock acquired under the 2001 Option Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. Optionees should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

    Nonqualified Stock Options.  There will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction (subject to Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

    Incentive Stock Options.  There will be no federal income tax consequences to either the Company or the participant upon the grant of an ISO or the exercise thereof by the participant, except that upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If the participant holds the shares of Common Stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of Common Stock (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount (subject to Code Section 162(m) limitations).

Benefits to Named Executive Officers and Others

    As of the date of this proxy statement, no awards had been granted or approved for grant under the 2001 Option Plan. Any awards under the 2001 Option Plan will be made at the discretion of the Committee, the Board, or a special designated committee, as the case may be. Consequently, it is not presently possible to determine either the benefits or amounts that will be received by any particular person or group pursuant to the 2001 Option Plan.

    The Board of Directors recommends voting "FOR" approval of the 2001 Option Plan.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC"), independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 29, 2002. PwC and its predecessor, Coopers and Lybrand LLP, have been the Company's independent accountants since fiscal 1985. If the ratification of PwC's appointment is not approved by a majority of the shares voting thereon, the Board of Directors will reconsider its decision to appoint PwC as the Company's independent accountants. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

    The Board of Directors recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 4. SHAREHOLDER PROPOSAL

    Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, owner of 1,000 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

    "Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

    Supporting statement:

    Although our company's board appreciates the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

    Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. I believe the current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory.

    Our company should offer a rational choice when shareholders elect directors.

    Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.). The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

    I urge you to vote FOR this proposal."

    The Board of Directors recommends voting "AGAINST" the adoption of this proposal for the following reasons:

    Under the Company's Bylaws, the Board of Directors is responsible for annually identifying the best candidates for election to the Board. These duties include evaluating the performance of the Board of Directors as well as identifying potential new members. In selecting a slate of candidates each year, the Board carefully considers the performance and qualifications not just of each individual but of the group as a whole, and nominates the persons that they believe will together best serve the shareholders. An election of only some of the identified candidates creates a risk that the resulting Board would lack some types of experience, skills or diversity.

    The Board believes that if they followed the procedure set forth in the proposal and nominated twice as many candidates to the Board as there are seats, they would fail in their duty to the Company's shareholders to identify and recommend the best candidates. As the individuals responsible for advising shareholders in making voting decisions, they have an obligation to inform shareholders which candidates they favor. Many well-qualified persons would not be willing to participate in the type of contested election that the proposal would produce, particularly if the Board did not recommend them. In addition, it is highly unlikely that the Board would be able to find fourteen candidates on an annual basis, each of whom is qualified and willing to serve as a director of a public company.

    The proposal suggests that only nominating an excess number of candidates can ensure that shareholders receive the information necessary for their choice of Director. On the contrary, shareholders are protected in two ways under the Company's current method which is used by virtually all publicly-held companies. First, in making the selections, the Board considers issues such as the nominees' experience, qualifications, possible conflicts of interest, and in the case of incumbent directors, their attendance and participation in meetings. Second, the federal securities laws require that all companies include in their proxy material certain information about each candidate that the SEC has determined is necessary for a shareholder's informed vote. In situations the proposal contemplates, dissatisfied shareholders may register their disapproval by withholding votes for some or all nominees or by conducting a proxy contest to challenge the Board's candidates. The procedure set forth by the proposal would not be an efficient or effective means of selecting the best Directors for the Company.

PROPOSAL 5. OTHER MATTERS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote, in their discretion, the shares they represent.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Proposals of shareholders of the Company which are intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Company at its principal executive offices located at 8000 S. Federal Way, Boise, Idaho 83716-9632, no later than June 26, 2002, and must also be in compliance with the Company's Certificate of Incorporation and Bylaws and with applicable laws and regulations in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals which are received after June 26, 2002, will be untimely and will not be considered at the meeting.

                      THE BOARD OF DIRECTORS

October 24, 2001

APPENDIX A

MICRON TECHNOLOGY, INC.
AUDIT COMMITTEE CHARTER
March 29, 2000

PURPOSE

    The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by reviewing: (i) the financial reports and other significant financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (ii) the Company's systems of internal controls regarding finance and accounting compliance, and (iii) the annual independent audit of the Company's financial statements.

    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

    The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

    The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

    Accordingly, all of the members will be directors who:

  1.
  have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

  2.
  are financially literate or will become financially literate within a reasonable period of time after the earlier to occur of the adoption of this Charter or their appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

    Committee members shall be appointed by the Board for a term not to exceed 20 years and shall serve at the pleasure of the Board. The Committee shall meet at least three times annually, or more frequently as they deem appropriate under the circumstances.

KEY RESPONSIBILITIES

    The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent accountants are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the independent accountants, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance to any person as to the Company's financial statements or any professional certification as to the outside auditor's work.

    The following functions are expected to be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide only with the understanding that the Committee may diverge from this guide as it deems appropriate under the circumstances.

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1.
The Committee expects to review with management and the independent accountants the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the independent accountants the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

2.
As a whole, or through the Committee chair, the Committee shall review with the independent accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

3.
The Committee expects to discuss with management and the independent accountants the quality and adequacy of the Company's internal controls.

4.
The Committee expects that it shall:

•
request from the independent accountants annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

•
discuss with the independent accountants any such disclosed relationships and their impact on the outside auditor's independence; and

•
recommend that the Board take appropriate action to oversee the independence of the outside auditor.

5.
The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

6.
Annually prepare a report to shareholders as required by the Securities and Exchange Committee. The report should be included in the Company's annual proxy statement.

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APPENDIX B

MICRON TECHNOLOGY, INC.
2001 STOCK OPTION PLAN

    1.  Purposes of the Plan.  The purposes of this Stock Option Plan are:

  •
  to attract and retain the best available personnel for positions of substantial responsibility,

  •
  to provide additional incentive to Employees, Directors, and Consultants, and

  •
  to promote the success of the Company's business.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

    2.  Definitions.  As used herein, the following definitions shall apply:

      (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

      (b) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under Delaware corporate and securities laws and the Code.

      (c) "Board" means the Board of Directors of the Company.

      (d) "Change in Control" means the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the Common Stock of the Company outstanding at any time.

      (e) "Code" means the Internal Revenue Code of 1986, as amended.

      (f) "Committee" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

      (g) "Common Stock" means the Common Stock of the Company.

      (h) "Company" means Micron Technology, Inc., a Delaware corporation.

      (i) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

      (j) "Continuous Status as and Employee or Consultant" means that the employment or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) military leave, sick leave, or any personal leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor, or (iii) in the discretion of the Administrator as specified at or prior to such occurrence, in the case of a spin-off, sale, or disposition of the Optionee's employer from the Company or any Parent or Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

      (k) "Director" means a member of the Board.

      (l) "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

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      (m) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

      (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (o) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

         (i) If the Common Stock is listed on any established stock exchange, including without limitation the New York Stock Exchange ("NYSE"), or a national market system, the Fair Market Value of a Share of Common Stock shall be the average closing price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system (or the exchange with the greatest volume of trading in Common Stock) for the last market trading day prior to the day of determination, as reported by Bloomberg L.L.P. or such other source as the Administrator deems reliable;

        (ii) If the Common Stock is quoted on the over-the-counter market or is regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported by Bloomberg L.L.P. or such other source as the Administrator deems reliable;

        (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

      (p) "Incentive Stock Option" means an Option that qualifies as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (q) "Nonstatutory Stock Option" means an Option that does not qualify as an Incentive Stock Option.

      (r) "Notice of Grant" means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is subject to the terms and conditions of the Option Agreement.

      (s) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (t) "Option" means a stock option granted pursuant to the Plan.

      (u) "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

      (v) "Optioned Stock" means the Common Stock subject to an Option.

      (w) "Optionee" means an Employee or Consultant who holds an outstanding

      (x) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (y) "Plan" means this 2001 Option Plan.

      (z) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

      (aa) "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

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      (bb) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code. In the case of an Option that is not intended to qualify as an Incentive Stock Option, the term "Subsidiary" shall also include any other entity in which the Company, or any Parent or Subsidiary of the Company has a significant ownership interest.

    3.  Stock Subject to the Plan.  Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 10,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

    If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

    4.  Administration of the Plan.

      (a)  Administrator.  The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of two or more directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" (within the meaning of Rule 16b-3) and "outside directors" (within the meaning of Code Section 162(m)). However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Option granted by the Committee which Option is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board, in its discretion, may delegate to a special Committee all or part of the Administrator's authority and duties with respect to grants and awards to individuals who at the time of grant are not, and are not anticipated to become, either (i) "covered employees," as defined in Code Section 162(m)(3), or (ii) persons subject to the reporting and other provisions of Section 16 of the Exchange Act. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the delegate or delegates that were consistent with the terms of the Plan.

      (b)  Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

         (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(o) of the Plan;

        (ii) to select the Employees, Directors, and Consultants to whom Options may be granted hereunder;

        (iii) to determine whether and to what extent Options are granted

        (iv) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

        (v) to approve forms of agreement for use under the Plan;

        (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

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       (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

       (viii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        (ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator; and

        (x) to make all other determinations deemed necessary or advisable for administering the Plan; and

        (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable.

      (c)  Effect of Administrator's Decision.  The Administrator's decisions, determinations, and interpretations shall be final and binding on all Optionees and any other holders of Options.

    5.  Eligibility.  Nonstatutory Stock Options may be granted to Employees, Directors, and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

    6.  Limitations.

      (a) Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to an Optionee's Incentive Stock Options granted by the Company or any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

      (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

      (c) The following limitations shall apply to grants of Options to Employees:

         (i) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 2,000,000 Shares.

        (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 12.

    7.  Term of Plan.  Subject to Section 18 of the Plan, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 18 of the Plan. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

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    8.  Term of Option.  The term of each Option shall be stated in the Notice of Grant, but shall not exceed ten (10) years; provided, however, that in the case of an Incentive Stock Option granted to an Optionee who, at the time Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall not be longer than five (5) years from the date of grant.

    9.  Option Exercise Price and Consideration.

      (a)  Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, but shall not be less than the Fair Market Value per share on the date of grant of the Option. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or Parent or Subsidiary, the per share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

      (b)  Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In doing so, the Administrator may specify that an Option may not be exercised until the completion of a service period.

      (c)  Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. The Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

         (i) cash;

        (ii) check;

        (iii) promissory note;

        (iv) other Shares which have been owned by the Optionee for more than six months on the date of surrender and have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        (v) to the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and the Company's adoption of such program in connection with the Plan, the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect a so-called "cashless exercise" whereby the broker sells the Option Shares and delivers cash sales proceeds to the Company in payment of the exercise price and any applicable taxes (in which case the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company, and the exercise price shall be delivered to the Company on the settlement date):

        (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company sponsored deferred compensation program or arrangement;

       (vii) any combination of the foregoing methods of payment; or

       (viii) such other consideration and method of payment for the issuance of Shares to the extent approved by the Administrator and permitted by Applicable Laws.

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    10.  Exercise of Option.

      (a)  Procedure for Exercise; Rights as a Shareholder.  Any Option granted thereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

      An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, either in book entry form or in certificate form, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

      Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      (b)  Termination of Employment or Consulting Relationship.  Upon termination of an Optionee's Continuous Status as an Employee or Consultant, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only to the extent that the Optionee was entitled to exercise it as the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for thirty 30 days following the Optionee's termination of Continuous Status as an Employee or Consultant. In the case of an Incentive Stock Option, such period of time shall not exceed thirty (30) days from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (c)  Disability of Optionee.  In the event that an Optionee's Continuous Status as an Employee or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee does not exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (d)  Death of Optionee.  In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at any time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the

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  unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (e)  Suspension.  Any Optionee who is also a participant in the Retirement at Micron ("RAM") Section 401(k) Plan and who requests and receives a hardship distribution from the RAM Plan, is prohibited from making, and must suspend, his or her employee elective contributions and employee contributions including, without limitation on the foregoing, the exercise of any Option granted from the date of receipt by that employee of the RAM hardship distribution.

    11.  Non-Transferability of Options.  Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

    12.  Adjustments Upon Changes in Capitalization, Dissolution, Corporate Transaction, or Change in Control.

      (a)  Changes in Capitalization.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Sections 3 and 6(c)(i) of the Plan shall be adjusted proportionately, and the Administrator may adjust Options to preserve the benefits or potential benefits of the Options. Action by the Administrator may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Options; (iii) adjustment of the exercise price of outstanding Options; and (iv) any other adjustments that the Administrator determines to be equitable. In addition, the Administrator may, in its sole discretion, provide (i) that Options will be settled in cash rather than Stock, (ii) that Options will be assumed by another party to a transaction or otherwise be equitably converted in connection with such transaction, or (iii) any combination of the foregoing. The Administrator's determination need not be uniform and may be different for different Optionees whether or not such Optionees are similarly situated. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Shares, the authorization limits under Sections 3 and 6(c)(i) shall be increased proportionately, and the shares of Stock then subject to each Option shall be increased proportionately without any change in the aggregate purchase price therefor.

      (b)  Dissolution or Liquidation.  To the extent not previously exercised, Options will terminate immediately prior to the consummation of any proposed dissolution or liquidation of the Company. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6(a), the excess Options shall be deemed to be Nonstatutory Stock Options.

      (c)  Corporate Transaction.  In the event of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction, or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company, each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for

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  the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon the expiration of such period or, in the discretion of the Administrator, the Option shall be settled in cash rather than stock upon the consummation of such corporate transaction. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6(a), the excess Options shall be deemed to be Nonstatutory Stock Options.

      (d)  Change in Control.  In the event of a Change in Control, the unexercised portion of each Option then outstanding shall become wholly vested and immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6(a), the excess Options shall be deemed to be Nonstatutory Stock Options.

    13.  Date of Grant.  The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

    14.  Amendment and Termination of the Plan.

      (a)  Amendment and Termination.  The Board may at any time amend, alter, suspend, or terminate the Plan without shareholder approval; provided, however, that the Board may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

      (b)  Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

    15.  Conditions Upon Issuance of Shares.

      (a)  Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (b)  Investment Representations.  As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    16.  Liability of Company.

      (a)  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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      (b)  Grants Exceeding Allotted Shares.  If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

    17.  Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    18.  Shareholder Approval.  Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and Delaware law.

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Directions to the
2001 Annual Meeting of Shareholders

To be held at
Micron's Headquarters
8000 S. Federal Way, Boise, ID
Tuesday, November 27, 2001, 9:00 a.m.

Security will direct you to special parking

This Proxy is solicited on behalf of the Board of Directors

2001 ANNUAL MEETING OF SHAREHOLDERS
 NOVEMBER 27, 2001

  The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2001 Annual Meeting of Shareholders and Proxy Statement, each dated October 24, 2001, and hereby appoints Steven R. Appleton and W. G. Stover, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Micron Technology, Inc., to be held November 27, 2001, at 9:00 a.m., Mountain Standard Time, at the Company's headquarters located at 8000 S. Federal Way, Boise, Idaho 83716-9632, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS	/ / FOR nominees listed below (except as indicated)	/ / WITHHOLD authority to vote for all nominees listed below

  If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Steven R. Appleton; James W. Bagley; Robert A. Lothrop; Thomas T. Nicholson; Don J. Simplot; Gordon C. Smith; William P. Weber

2. PROPOSAL BY THE COMPANY TO APPROVE THE 2001 STOCK OPTION PLAN

                   / / FOR                    / / AGAINST                   / / ABSTAIN

(to be signed on reverse side)

(continued from other side)

3. PROPOSAL BY THE COMPANY TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2002

                   / / FOR                    / / AGAINST                   / / ABSTAIN

4. PROPOSAL BY A SHAREHOLDER REGARDING THE NOMINATION OF CANDIDATES TO THE COMPANY'S BOARD OF DIRECTORS

                   / / FOR                    / / AGAINST                   / / ABSTAIN

and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

  The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and AGAINST Item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

Dated
Signature
Signature

  (This proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

2001 ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 27, 2001

Company's Headquarters
8000 S. Federal Way,
Boise, Idaho 83716-9632

Micron Technology, Inc. Boise, Idaho 83716-9632	proxy

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2001 Annual Meeting of Shareholders and Proxy Statement, each dated October 24, 2001, and hereby appoints Steven R. Appleton and W. G. Stover, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Micron Technology, Inc., to be held November 27, 2001, at 9:00 a.m., Mountain Standard Time, at the Company's headquarters located at 8000 S. Federal Way, Boise, Idaho 83716-9632, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and AGAINST Item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK***EASY***IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on November 26, 2001.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the Voice provides you.
VOTE BY INTERNET—http://www.eproxy.com/mu/—QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on November 26, 2001.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Micron Technology, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card

V  Please detach here  V

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.

1.	ELECTION OF	01 Steven R. Appleton	02 James W. Bagley	/ /	FOR nominees	/ /	WITHHOLD
	DIRECTORS	04 Thomas T. Nicholson	05 Don J. Simplot		listed (except as		authority to vote for
	03 Robert A. Lothrop	07 William P. Weber			indicated)		all nominees listed
06 Gordon C. Smith
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	PROPOSAL BY THE COMPANY TO APPROVE THE 2001 STOCK OPTION PLAN	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
3.	PROPOSAL BY THE COMPANY TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2002	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
4.	PROPOSAL BY A SHAREHOLDER REGARDING THE NOMINATION OF CANDIDATES TO THE COMPANY'S BOARD OF DIRECTORS	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof
Address change / / Indicate changes below:	Date

Signature(s) in Box
(This proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

QuickLinks

Notice of 2001 Annual Meeting of Shareholders November 27, 2001
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.
PROXY STATEMENT 2001 ANNUAL MEETING OF SHAREHOLDERS November 27, 2001
INFORMATION CONCERNING SOLICITATION AND VOTING
VOTING SECURITIES AND PRINCIPAL HOLDERS
BUSINESS TO BE TRANSACTED
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG MICRON TECHNOLOGY, INC., THE S&P 500 INDEX AND THE S&P ELECTRONICS (SEMICONDUCTORS) INDEX
MICRON TECHNOLOGY, INC. AUDIT COMMITTEE CHARTER March 29, 2000
MICRON TECHNOLOGY, INC. 2001 STOCK OPTION PLAN